EXHIBIT 99.1
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                LEISUREPLANET HOLDINGS ANNOUNCES CLOSING OF SALE
                           OF SOUTH AFRICAN SUBSIDIARY

          Article I Company completes Sale of South African Assets for
                           Approximately $34 Million


Boca Raton, Florida - October 12, 2000 - Leisureplanet  Holdings,  Ltd. (Nasdaq:
LPHL) (the "Company") today announced that the sale of the assets of its South African subsidiary, First Lifestyle Holdings ("Lifestyle"), has been completed. Final regulatory approval for the sale was received from the South African Competitions Commission today.

Under terms of the transaction, the Company will receive approximately $34 million in cash for its 51% interest in Lifestyle.

The Company anticipates utilizing the proceeds for the repayment of debt, acquiring stakes in other companies and other general corporate purposes.

"With the closing of the Lifestyle sale, we begin a new chapter. We are now fully divested from our South African operations and are aggressively seeking to rebuild value for all our shareholders by focusing on acquiring controlling stakes in promising Internet and technology related companies," said Clive Kabatznik, Chief Executive Officer of the Company.

The Company's pro-forma June 30, 2000 balance sheet reflecting the sale shows approximately $40 million in assets of which $27.3 million is cash, and approximately $17.2 million in liabilities of which approximately $14 million is long-term debt. The Company's net assets therefore are in excess of $21.5 million, or approximately $2.30 a share.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, negotiations resulting in a definitive agreement, development of new products, regulatory approval processes, the impact of competitive products or pricing, unpredictability of patent protection, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                         For more information contact:

                         Graham Cohen
                         Leisureplanet Holdings   917-945-4889


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